Exhibit 99.1

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

Combined Condensed Financial Statements as of March 31, 2014 and
December 31, 2013 and for the Quarters Ended March 31, 2014 and
March 31, 2013

CAESARS GROWTH PROPERTIES HOLDINGS, LLC
Caesars Growth Properties Holdings, LLC and its subsidiaries have proprietary rights to a number of trademarks used in this Report that are important to its business. In addition, Caesars Entertainment Corporation and its subsidiaries have proprietary rights to, among others, Caesars, Caesars Entertainment, Caesars Palace, Harrah’s, Total Rewards, Horseshoe, Paris Las Vegas, Flamingo, and Bally's. We have omitted the registered trademark (®) and trademark (™) symbols for such trademarks named in this Report.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC
COMBINED CONDENSED BALANCE SHEETS
(UNAUDITED)
(In millions)

	March 31, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$152.3	$168.1
Receivables, net of allowance for doubtful accounts of $8.1 and $8.4, respectively	42.6	36.4
Deferred tax assets	2.6	2.6
Restricted cash	18.7	23.3
Prepayments and other current assets	20.9	23.2
Total current assets	237.1	253.6
Land, property and equipment, net	2,070.6	2,000.6
Goodwill	361.6	361.6
Intangible assets other than goodwill, net	120.5	124.3
Restricted cash	91.4	117.1
Deferred charges and other	110.7	109.4
Total assets	$2,991.9	$2,966.6

Liabilities and Equity
Current liabilities
Accounts payable	$64.9	$45.3
Payables to related party	3.9	11.5
Accrued expenses	109.6	94.4
Current portion of long-term debt	6.3	4.0
Total current liabilities	184.7	155.2
Long-term debt	659.6	661.9
Long-term debt to related party	—	139.2
Deferred tax liabilities	161.4	161.2
Deferred credits and other	12.2	12.3
Total liabilities	1,017.9	1,129.8

Commitments and contingencies (Note 13)
Equity
Additional paid-in capital	2,294.2	2,180.8
Accumulated deficit	(320.2)	(344.0)
Total stockholders' equity	1,974.0	1,836.8

Total liabilities and equity	$2,991.9	$2,966.6

See accompanying Notes to Combined Condensed Financial Statements.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC
COMBINED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In millions)

	Quarter Ended March 31,
	2014	2013
Revenues
Casino	$178.2	$176.1
Food and beverage	56.9	52.7
Rooms	69.7	59.7
Other	30.3	21.1
Less: casino promotional allowances	(43.1)	(41.1)
Net revenues	292.0	268.5

Operating expenses
Direct
Casino	91.5	90.3
Food and beverage	24.5	23.1
Rooms	18.8	16.8
Property, general, administrative and other	88.3	76.2
Depreciation and amortization	22.1	20.7
Total operating expenses	245.2	227.1
Income from operations	46.8	41.4
Interest expense, net of interest capitalized	(14.9)	(16.9)
Other income, net	—	0.2
Loss on extinguishment of debt	(0.6)	—
Income before provision for income taxes	31.3	24.7
Provision for income taxes	(7.5)	(9.1)
Net income	$23.8	$15.6

See accompanying Notes to Combined Condensed Financial Statements.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC
COMBINED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY
(UNAUDITED)
(In millions)

	Additional Paid-in Capital	Accumulated Deficit	Total Equity
Balance as of December 31, 2012	$2,146.9	$(404.6)	$1,742.3
Net income	—	15.6	15.6
Transactions with parent and affiliates, net	(11.8)	—	(11.8)
Balance as of March 31, 2013	$2,135.1	$(389.0)	$1,746.1

Balance as of December 31, 2013	$2,180.8	$(344.0)	$1,836.8
Net income	—	23.8	23.8
Transactions with parent and affiliates, net	(26.5)	—	(26.5)
Conversion of affiliate debt to equity	139.9	—	139.9
Balance as of March 31, 2014	$2,294.2	$(320.2)	$1,974.0

See accompanying Notes to Combined Condensed Financial Statements.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC
COMBINED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In millions)

	Quarter Ended March 31,
	2014	2013
Cash flows from operating activities
Net income	$23.8	$15.6
Adjustments to reconcile net income to cash flows provided by operating activities
Depreciation and amortization	22.1	20.8
Amortization of debt discount	6.1	5.7
Loss on early extinguishments of debt	0.6	—
Stock-based compensation expense	—	0.1
Net change in deferred income taxes	0.2	(1.3)
Net change in long-term accounts	(2.0)	(0.4)
Net change in working capital accounts	6.6	(4.9)
Net transfers to parent and affiliates	(26.5)	(11.8)
Cash flows provided by operating activities	30.9	23.8
Cash flows from investing activities
Land, buildings and equipment additions, net of change in construction payables	(66.7)	(25.4)
Net change in restricted cash	30.3	1.4
Cash flows used in investing activities	(36.4)	(24.0)
Cash flows from financing activities
Repayments under lending agreements	(10.3)	(1.3)
Cash flows used in financing activities	(10.3)	(1.3)
Net decrease in cash and cash equivalents	(15.8)	(1.5)
Cash and cash equivalents, beginning of period	168.1	150.7
Cash and cash equivalents, end of period	$152.3	$149.2

See accompanying Notes to Combined Condensed Financial Statements.

CAESARS GROWTH PROPERTIES HOLDINGS, LLC
NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)
In these footnotes, for the period preceding the consummation of the First Closing and Second Closing, as applicable and as described in Note 16 — Subsequent Events, the words "Company," "we," "us" and "our" refer to Acquired Properties, as described in Note 1 — Background and Basis of Presentation, as if those businesses were combined into one reporting entity for the periods presented, and have been derived from the historical accounting records of Caesars Growth Partners, LLC and Caesars Entertainment Corporation.
Note 1 — Background and Basis of Presentation
Organization and Transaction
On February 19, 2010, Caesars Entertainment Operating Company, Inc. ("CEOC") acquired 100% of the equity interests of PHW Las Vegas, LLC ("PHW Las Vegas"), which owned the Planet Hollywood Resort and Casino ("Planet Hollywood"). In connection with this transaction, PHW Las Vegas assumed a $554.3 million, face value, senior secured loan, and a subsidiary of CEOC canceled certain debt issued by PHW Las Vegas’ predecessor entities. The outstanding amount was secured by the assets of PHW Las Vegas, and was non-recourse to other subsidiaries of Caesars Entertainment Corporation ("CEC" or "Caesars Entertainment"). Caesars Acquisition Company ("CAC"), a Delaware corporation, was formed on February 25, 2013 to make an equity investment in Caesars Growth Partners, LLC ("CGP LLC"), a joint venture between CAC and subsidiaries of CEC. On October 21, 2013, in connection with the execution of a series of transactions, CGP LLC purchased from CEOC: (a) the equity interests of PHWLV, LLC ("PHWLV"), which holds Planet Hollywood and (b) a 50% interest in the management fee revenues of PHW Manager, LLC, which manages Planet Hollywood. On May 5, 2014, CGP LLC contributed the equity interests of PHWLV, which holds Planet Hollywood and the 50% interest in the management fee revenues of PHW Manager, LLC to Caesars Growth Properties Holdings, LLC.
JCC Holding Company II, LLC and its subsidiaries (collectively known as "Harrah's New Orleans"), 3535 LV Corporation ("The Quad"), Parball Corporation and its subsidiaries (collectively known as "Bally's Las Vegas") and Corner Investment Company, LLC and its subsidiaries, (collectively known as "Cromwell") were direct wholly-owned subsidiaries of CEOC, which is a direct wholly-owned subsidiary of CEC. On May 5, 2014, Caesars Growth Properties Holdings, LLC, a subsidiary of CGP LLC (the "Borrower" or "CGPH") acquired (i) Cromwell, The Quad, and Bally’s Las Vegas, (ii) 50% of the ongoing management fees and any termination fees payable under the Property Management Agreements to be entered between a property manager and the owners of each of these properties, and (iii) certain intellectual property that is specific to each of these properties. On May 20, 2014, CGPH acquired (i) Harrah’s New Orleans, (ii) 50% of the ongoing management fees and any termination fees payable under the Louisiana Property Management Agreement, and (iii) certain intellectual property that is specific to the Louisiana Property. These transactions are defined and more fully discussed in Note 16 — Subsequent Events.
The acquisitions of Harrah's New Orleans, The Quad, Bally's Las Vegas and Cromwell and the contribution of Planet Hollywood to CGPH are herein referred to as the "Acquired Properties." Harrah's New Orleans owns and operates an entertainment facility located in downtown New Orleans, Louisiana, composed of one casino, a hotel, multiple restaurants, and retail outlets. Planet Hollywood, The Quad, Bally's Las Vegas and Cromwell each own and operate casino and hotel entertainment facilities located on Las Vegas Boulevard, in Las Vegas, Nevada. Cromwell’s gaming floor opened on April 21, 2014 and its 188 hotel rooms became available to guests starting on May 21, 2014. Each of the Acquired Properties have entered into Property Management Agreements with a property manager.
Basis of Presentation and Combination
The combined condensed financial statements have been derived from the historical accounting records and consolidated financial statements of Caesars Entertainment and from the historical accounting records and consolidated financial statements of CGP LLC for Planet Hollywood subsequent to October 21, 2013. The condensed historical financial statements consist of the financial positions, results of operations and cash flows of the properties acquired by CGPH in the transaction described above as if those businesses were combined into one reporting entity for all periods presented.
The combined condensed historical financial statements include all revenues, costs, assets and liabilities directly attributable to us. The accompanying combined condensed financial statements also include allocations of certain Caesars Entertainment general corporate expenses. These allocations of general corporate expenses may not reflect the expense we would have incurred if we were a stand-alone company nor are they necessarily indicative of our future costs. Management believes the assumptions and methodologies used in the allocation of general corporate expenses from Caesars Entertainment and CGP LLC are reasonable. Given the nature of these costs, it is not practicable for us to estimate what these costs would have been on a stand-alone basis.

CAESARS GROWTH PROPERTIES HOLDINGS. LLC
NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Transactions between Caesars Entertainment and the Company have been identified in the condensed historical financial statements and related footnotes as transactions between related parties (see Note 15 — Related-party Transactions).
The accompanying combined condensed financial statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"), which require the use of estimates and assumptions that affect the reported amounts of assets, liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses during the reporting periods. Management believes the accounting estimates are appropriate and reasonably stated; however, due to the inherent uncertainties in making these estimates, actual amounts could differ.
Note 2 — Recently Issued Accounting Pronouncement
In May 2014, the Financial Accounting Standards Board issued updated guidance related to revenue recognition which affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. The guidance requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for us starting on January 1, 2017. We are currently evaluating the impact this guidance will have on our combined financial position, results of operations and cash flows.
Note 3 — Restricted Cash
As of March 31, 2014 and December 31, 2013, the Company had $110.1 million and $140.4 million, respectively, of restricted cash, comprised of current and non-current portions based upon the intended use of each particular reserve.
The Cromwell Credit Facility, further described in Note 7 — Debt, is secured by the property, and funds borrowed that have not been spent on the development, as well as funds borrowed for interest service, are deemed restricted and are included in restricted cash as of March 31, 2014 and December 31, 2013.
Through May 2014, the Planet Hollywood Amended and Restated Loan Agreement, further described in Note 7 — Debt, included affirmative covenants that required us to maintain certain reserve funds in respect of furniture, fixtures, and equipment, capital improvements and taxes, interest service, taxes and insurance. These funds were deemed restricted and were included in restricted cash as of March 31, 2014 and December 31, 2013. In connection with the Second Closing in May 2014, as described in Note 16 — Subsequent Events, CGPH repaid this loan and the related restrictions on cash at Planet Hollywood were released.
Note 4 — Land, Property and Equipment, net
Land, property and equipment, net consisted of the following:

(In millions)	March 31, 2014	December 31, 2013
Land and land improvements	$1,067.9	$1,067.9
Buildings and improvements	827.1	825.7
Furniture, fixtures, and equipment	281.0	274.7
Construction in progress	201.2	120.8
	2,377.2	2,289.1
Less: accumulated depreciation	(306.6)	(288.5)
	$2,070.6	$2,000.6
The Company capitalized interest of $3.5 million and $1.3 million during three months ended March 31, 2014 and 2013, respectively.
Depreciation expense for quarters ended March 31, 2014 and 2013 was $17.8 million and $14.9 million, respectively. During the quarters ended March 31, 2014 and 2013, capital expenditures net of related payables were $43.7 million and $1.6 million, respectively, related to the renovations at Cromwell and $6.9 million and $14.8 million, respectively, related to the renovations at The Quad. Such renovations were not in service at March 31, 2014 and 2013 and are therefore recorded as construction in progress.
No impairment of property and equipment was recognized by the Company for the periods presented in the accompanying Combined Condensed Statements of Operations.

CAESARS GROWTH PROPERTIES HOLDINGS. LLC
NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Note 5 — Goodwill and Other Intangible Assets
The Company had $361.6 million of goodwill as of March 31, 2014 and December 31, 2013. There were no additions or impairments to goodwill during the periods included in this report.
Changes in Carrying Value of Intangible Assets Other Than Goodwill

(In millions)	Balance
Balance at December 31, 2012	$145.5
Amortization expense	(5.3)
Balance at March 31, 2013	$140.2

Balance at December 31, 2013	$124.3
Amortization expense	(3.8)
Balance at March 31, 2014	$120.5
Gross Carrying Value and Accumulated Amortization of Intangible Assets Other Than Goodwill

	As of March 31, 2014				As of December 31, 2013
(In millions)	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortizing intangible assets
Customer relationships	7.6	$211.6	$(120.0)	$91.6	$211.6	$(116.9)	$94.7
Gaming rights	10.3	45.8	(16.9)	28.9	45.8	(16.2)	29.6
Total intangible assets other than goodwill		$257.4	$(136.9)	$120.5	$257.4	$(133.1)	$124.3
The aggregate amortization expense for those intangible assets that continue to be amortized is reflected in Depreciation and amortization in the Combined Condensed Statements of Operations and was $3.8 million and $5.3 million, for the quarters ended March 31, 2014 and 2013, respectively. Estimated amortization expense for the remaining nine months ending December 31, 2014 is $11.2 million and for the four years from 2015 through 2018 is $59.9 million. Estimated amortization expense for 2019 and thereafter is $49.4 million.
Note 6 — Accrued Expenses
Accrued expenses consisted of the following:

(In millions)	March 31, 2014	December 31, 2013
Payroll and other compensation	$28.2	$24.8
Accrued non-income taxes	21.9	14.6
Deposits and customer funds liability, including advance hotel deposits	21.5	17.5
Insurance claims and reserves	4.3	5.1
Interest payable	4.3	4.5
Chip and token liability	3.9	5.1
Progressive liability	2.2	2.5
Other accruals	23.3	20.3
	$109.6	$94.4

CAESARS GROWTH PROPERTIES HOLDINGS. LLC
NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Note 7 — Debt
The following table sets forth our outstanding debt with third parties:

		Rates at	Face Value at	Book Value at
(In millions)	Final Maturity	March 31, 2014	March 31, 2014	March 31, 2014	December 31, 2013
Secured debt
Cromwell Credit Facility	2019	11.00%	$185.0	$180.0	$179.8
Planet Hollywood Amended and Restated Loan Agreement	2015	3.01%	485.1	459.4	462.5
Capital lease obligations	2017	Various	5.4	5.4	2.1
Unsecured debt
Special Improvement District Bonds	2037	5.30%	14.8	14.8	14.8
Financing obligation	2016	0.00% - 6.00%	6.3	6.3	6.7
Total debt			696.6	665.9	665.9
Current portion of long-term debt			(6.3)	(6.3)	(4.0)
Long-term debt			$690.3	$659.6	$661.9
Cromwell Credit Facility
In November 2012, Cromwell entered into a $185.0 million, seven-year senior secured credit facility bearing interest at LIBOR plus 9.75% with a LIBOR floor of 1.25% (the "Cromwell Credit Facility") to fund the renovation of the former Bill's Gamblin' Hall and Saloon into a boutique lifestyle hotel, rebranded as Cromwell. The renovation included a complete remodeling of the guest rooms, casino floor, and common areas, the addition of a second floor restaurant, and the construction of an approximately 65,000 square foot rooftop pool and dayclub/nightclub. Cromwell owns the property and manages the casino, hotel, and food and beverage operations, and the dayclub/nightclub is leased to a third party. The proceeds of the Cromwell Credit Facility were funded during the fourth quarter of 2012 and are included as Restricted cash on the Combined Condensed Balance Sheets until drawn to pay for costs incurred in the renovation. Cromwell’s gaming floor opened on April 21, 2014 and its 188 hotel rooms became available to guests starting on May 21, 2014.
Planet Hollywood Amended and Restated Loan Agreement
In connection with the 2010 acquisition of PHW Las Vegas and the related assumption of debt, Planet Hollywood entered into the Amended and Restated Loan Agreement with Wells Fargo Bank, N.A., as trustee for The Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2007- TFL2 (the "Lender"). On October 26, 2011, Planet Hollywood exercised its option to extend the Planet Hollywood senior secured loan to 2013. On December 5, 2013 the loan maturity was again extended to April 2015. This loan is secured by the assets of PHWLV, LLC.
Planet Hollywood may, at its option, voluntarily prepay the loan in whole or in part upon twenty (20) days prior with written notice to Lender. In connection with the Second Closing as defined and further described in Note 16 — Subsequent Events, CGPH repaid in full the senior secured term loan of PHWLV, LLC.
Capital Leases
We have entered into multiple capital leases for gaming and wireless internet equipment. The assets related to these capital leases are included in Land, property and equipment, net in the accompanying Combined Condensed Balance Sheets, and within furniture, fixtures, and equipment in Note 4 — Land, Property and Equipment, net. The leases have an outstanding liability balance of $5.4 million as of March 31, 2014.
Special Improvement District Bonds
In 2008 Bally's Las Vegas entered into a District Financing Agreement with Clark County, Nevada (the "County"). In accordance with the agreement, the County issued Special Improvement District Bonds to finance land improvements at Bally's Las Vegas and at an affiliate casino property, Caesars Palace. Of the total bonds issued by the county, $16.5 million was related to Bally's Las Vegas. These bonds bear interest at 5.30% have principal and interest payments on June 1st of every year and interest only payments on December 1st of every year. The Special Improvement District Bonds mature on August 1, 2037.

CAESARS GROWTH PROPERTIES HOLDINGS. LLC
NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Derivative Instruments
PHWLV, LLC has an interest rate cap agreement to partially hedge the risk of future increases in the variable rate of the PHW Las Vegas senior secured loan. The interest rate cap agreement is for a notional amount of $501.4 million at a LIBOR cap rate of 7.0%. PHWLV, LLC did not designate the interest rate cap agreement as a cash flow hedge. Changes in fair value of the interest rate cap are recognized in interest expense. During the quarters ended March 31, 2014 and 2013, the expense related to the changes in fair value was immaterial.
Note 8 — Casino Promotional Allowances
The retail value of accommodations, food and beverage, and other services furnished to guests without charge is included in gross revenues and then deducted as casino promotional allowances.
The estimated retail value of such casino promotional allowances is included in operating revenues as follows:

	Quarter Ended March 31,
(In millions)	2014	2013
Food and beverage	$21.7	$21.1
Rooms	18.5	17.9
Other	2.9	2.1
	$43.1	$41.1
The estimated cost of providing such promotional allowances is included in casino expenses as follows:

	Quarter Ended March 31,
(In millions)	2014	2013
Food and beverage	$12.9	$11.9
Rooms	5.9	6.5
Other	1.7	0.9
	$20.5	$19.3
Note 9 — Write-downs, Reserves, and Project Opening Costs, Net of Recoveries
Write-downs, reserves, and project opening costs, net of recoveries include project opening costs, remediation costs, costs associated with efficiency projects, project write-offs, demolition costs, and other non-routine transactions, net of recoveries of previously recorded non-routine reserves. These costs are included in Property, general, administrative and other in the accompanying Combined Condensed Statements of Operations.
The components of write-downs, reserves, and project opening costs, net of recoveries are as follows:

	Quarter Ended March 31,
(In millions)	2014	2013
Remediation costs	$2.3	$2.1
Divestitures and abandonments(1)	2.8	1.7
Project opening costs	0.8	—
	$5.9	$3.8
____________________
(1)Divestitures and abandonments was primarily comprised of demolition costs related to projects in development.
Note 10 — Leases
We lease both real estate and equipment used in our operations and classify those leases as either operating or capital leases. As of March 31, 2014, the Company had capital leases included in Land, property and equipment, net in the accompanying Combined Condensed Balance Sheets (see Note 7 — Debt). The remaining lives of operating leases ranged from 1 to 84 years. Rent expense associated with operating leases is charged to expense in the year incurred. Rental expense totaled $11.5 million and $7.2 million for the quarters ended March 31, 2014 and 2013, respectively.
See Lease Agreements in Note 15 — Related-party Transactions for additional discussion on our related party leases.

CAESARS GROWTH PROPERTIES HOLDINGS. LLC
NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Note 11 — Income Taxes
The effective tax rate for the quarters ended March 31, 2014 and 2013 was 24.0% and 36.8%, respectively. The primary cause for the difference from the federal statutory rate of 35.0% was due to the impact of state taxes for 2013 and Planet Hollywood LLC income not being taxed for 2014 due to its pass-through status for income tax purposes. The year-over-year decrease in the effective tax rate was primarily due to the earnings from Planet Hollywood which were not taxable in 2014.
The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. No interest or penalties were recorded for the quarters ended March 31, 2014 and 2013. The Company estimates that the amount of unrecognized tax benefits will not change significantly within the next twelve months.
We had no uncertain tax positions as of March 31, 2014 or December 31, 2013. The tax years that remain open for examination for the Company's major jurisdictions are 2010 through 2013 for United States tax purposes and 2006 through 2013 for Louisiana tax purposes.
Note 12 — Fair Value Measurement
The fair value hierarchy defines fair value as an exit price, representing the amount that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. The fair value hierarchy establishes three tiers, which prioritize the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date;
Level 2:	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and
Level 3:	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.
Our assessment of goodwill and other intangible assets for impairment includes an assessment using various Level 2 (Earnings Before Interest income/expense, Income Taxes, Depreciation and Amortization ("EBITDA") multiples and discount rate) and Level 3 (forecast cash flows) inputs.
Entities are permitted to choose to measure certain financial instruments and other items at fair value. We have not elected the fair value measurement option for any of our assets or liabilities that meet the criteria for this option.
Items Disclosed at Fair Value
Long-Term Debt
The fair value of the Cromwell Credit Facility, Planet Hollywood Amended and Restated Loan Agreement and our capital leases bear interest based upon variable market interest rates. The fair value of such debt approximates its face value. As of March 31, 2014, our outstanding debt, including capital leases, had an estimated fair value of $693.8 million and a book value of $659.6 million.
Note 13 — Litigation, Contractual Commitments, Contingent Liabilities and Uncertainties
Litigation
We are, from time to time, party to ordinary and routine claims and legal actions incidental to our business. In the opinion of management, these matters will not have a material effect on our financial position or results of operations.
Letter from CEOC Second Lien Noteholders
On March 21, 2014, CAC, CGP LLC, CEOC and Caesars Entertainment Resort Properties, LLC ("CERP") received a letter (the "Second Lien Holders' Letter") from a law firm acting on behalf of unnamed clients who claim to hold Second-Priority Secured Notes of CEOC ("CEOC Notes"), alleging, among other things, that CEOC is insolvent and that CEOC’s owners improperly transferred or sought to transfer valuable assets of CEOC to affiliated entities in connection with: (a) the transaction agreement dated October 21, 2013 by and among Caesars Entertainment, certain subsidiaries of Caesars Entertainment and CEOC, CAC and CGP LLC, which, among other things, provide for the asset transfers from subsidiaries of CEOC to CGP LLC of the Planet Hollywood Resort & Casino and interests in Horseshoe Baltimore casino in Maryland ("Horseshoe Baltimore") that was consummated in 2013 (the "2013 CGP Transaction"); (b) the transfer by CEOC to CERP of Octavius Tower and the LINQ that was consummated in 2013; (c) the transfers by CEOC to CGP LLC of Cromwell, The Quad,

CAESARS GROWTH PROPERTIES HOLDINGS. LLC
NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

and Bally’s Las Vegas (together, the "Purchased Properties Transaction"); and (d) the transfer of Harrah’s New Orleans. The Second Lien Holders' Letter does not identify the holders or specify the amount of Second-Priority Secured Notes or other securities that they may hold. The Second Lien Holders' Letter includes allegations that these transactions constitute or will constitute voidable fraudulent transfers and represent breaches of alleged fiduciary duties owed to CEOC creditors and that certain disclosures concerning the transactions were inadequate. The Second Lien Holders' Letter demands, among other things, that the transactions be rescinded or terminated, as would be applicable.
CAC, CGP LLC, Caesars Entertainment, CEOC and CERP strongly believe there is no merit to the Second Lien Holders' Letter’s allegations and will defend itself vigorously and seek appropriate relief should any action be brought. If a court were to order rescission of the 2013 CGP Transaction, the Purchased Properties Transaction or the transfer of Harrah's New Orleans, CGP LLC and Caesars Entertainment may have to return the properties and/or the assets transferred to CGP LLC in the 2013 CGP Transaction and the Purchased Properties Transaction and the transfer of Harrah's New Orleans, or their value, to Caesars Entertainment or CEOC, be forced to pay additional amounts therefor, or to take other actions ordered by the court. In addition, if a court were to find that the transfer of Harrah's New Orleans was improper, that could trigger a default under the CEOC’s Senior Secured Credit Facilities and the CEOC Notes and a court could fashion a number of remedies, including declaring that the liens on the returned assets securing the CEOC’s Senior Secured Credit Facilities and the CEOC Notes are not valid or enforceable, or that they may be equitably subordinated or otherwise impaired. These consequences could have a material adverse effect on CGP LLC’s and the Company’s business, financial condition, results of operations and prospects and on the ability of lenders and noteholders to recover on claims under CEOC's Senior Secured Credit Facilities and the CEOC Notes. See Item 1A. Risk Factors—Risks Related to Caesars Growth Partners, LLC's Business—We are or may become involved in legal proceedings that, if adversely adjudicated or settled, could impact our financial condition, included in CAC's Annual Report on Form 10-K for the year ended December 31, 2013.
Harrah's New Orleans Operating Agreement
Harrah’s New Orleans operates under a casino operating contract with the Rivergate Development Corporation, as amended and restated on various occasions. The term of the amended casino operating contract expires in July 2014, with one automatic 10-year renewal option. As amended, the contract requires Harrah’s New Orleans to make minimum annual payments to the Louisiana Gaming Control Board equal to the greater of 21.5% of gross gaming revenues from Harrah’s New Orleans in the applicable casino operating contract fiscal year or $60.0 million for each annual period beginning after April 1, 2002. In addition, Harrah’s New Orleans is required to pay an override on gross gaming revenues equal to (i) 1.5% of gross gaming revenues between $500.0 million and $700.0 million; (ii) 3.5% for gross gaming revenues between $700.0 million and $800.0 million; (iii) 5.5% for gross gaming revenues between $800.0 million and $900.0 million; and (iv) 7.5% for gross gaming revenues in excess of $900.0 million.
Planet Hollywood Energy Services Agreement
Planet Hollywood’s predecessor entered into an Energy Services Agreement ("ESA") with Northwind Aladdin, LLC ("Northwind") on September 24, 1998, subject to five subsequent amendments. Under the terms of the amended ESA, Northwind is required to provide chilled water, hot water and emergency power to Planet Hollywood from a central utility plant for a term that expires February 29, 2020. Planet Hollywood recorded expenses of $0.8 million for each of the quarters ended March 31, 2014 and 2013, respectively, which is included in Property, general, administrative and other expenses in the accompanying Combined Condensed Statements of Operations. As of March 31, 2014, Planet Hollywood had future minimum commitments and contingencies of $10.7 million related to the ESA.
Planet Hollywood Self-Insurance
Planet Hollywood was self-insured up to certain limits for costs associated with general liability, workers’ compensation and employee health coverage through June 2013. See Note 15 — Related-party Transactions for additional information.
Planet Hollywood Participation and Servicing Agreement
In 2009, the predecessor of Planet Hollywood entered into an agreement to purchase a participation interest in certain mortgaged properties. Under the terms of this agreement, Planet Hollywood is required to pay the counterparty $5.6 million at the earlier of October 5, 2015, or on March 31 subsequent to the first year that such mortgaged properties generate a positive net cash flow in excess of a pre-determined minimum amount. The mortgaged properties have not and are not expected to generate a positive net cash flow in excess of this pre-determined minimum amount within the next calendar year, and the associated liability has been included in Deferred credits and other within the Combined Condensed Balance Sheets.

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Planet Hollywood Entertainment Commitment
In July 2013, Planet Hollywood terminated its lease with a third-party in order to retake possession of the larger performance theater space in Planet Hollywood, recently rebranded as The AXIS Powered by Monster at Planet Hollywood Resort & Casino. In connection with that transaction, Planet Hollywood has refurbished the theater and entered into a two-year performance agreement with Britney Spears pursuant to which Ms. Spears agreed to perform a total of 96 shows at the refurbished The AXIS Powered by Monster at Planet Hollywood Resort & Casino. The agreement has recently been amended to add additional shows. The performance agreement with Ms. Spears contains customary representations, warranties, covenants and agreements and exclusivity and non-compete provisions for similar transactions.
Uncertainties
Since 2009, Harrah’s New Orleans has undergone audits by state and local departments of revenue related to sales taxes on hotel rooms, parking and entertainment complementaries. The periods that have been or are currently being audited are 2004 through 2013. In connection with these audits, certain periods have been paid under protest or are currently in various stages of litigation. As a result of these audits Harrah’s New Orleans has accrued $5.7 million and $4.7 million at March 31, 2014 and December 31, 2013, respectively.
Note 14 — Supplemental Cash Flow Information
Changes in Working Capital Accounts
The decrease in cash and cash equivalents due to the changes in working capital accounts were as follows:

	Quarter Ended March 31,
(In millions)	2014	2013
Payable to related parties	$(7.6)	$(1.0)
Accrued expenses	15.8	2.5
Accounts payable	2.3	(0.7)
Prepayments and other current assets	2.3	(0.2)
Receivables	(6.2)	(5.5)
Net change in working capital accounts	$6.6	$(4.9)
Significant Non-cash Transactions
Significant non-cash transactions during the quarter ended March 31, 2014 include a change in non-cash accruals for capital expenditures of $17.2 million included in Accounts payable in our Combined Condensed Balance Sheets, and $3.7 million in capital expenditures funded by capital lease and financing obligations as further described in Note 7 — Debt. For the quarter ended March 31, 2013, non-cash accruals for capital expenditures were $4.2 million. There were no capital expenditures funded by capital lease and financing obligations during that period.
On March 31, 2014, the related party promissory notes with Harrah's New Orleans and Cromwell, including accrued interest, were settled with CEOC. The settlement was accounted for as a net equity contribution from CEOC in the amount of $139.9 million and is further described in Note 15 — Related-party Transactions.
In addition to the above, we record non-cash charges to interest expense as shown in the Cash Paid for Interest table below. There were no cash payments or refunds related to income taxes during the periods presented herein.

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Cash Paid for Interest
The following table reconciles Interest expense, net of interest capitalized, per the Combined Condensed Statement of Operations, to cash paid for interest:

	Quarter Ended March 31,
(In millions)	2014	2013
Interest expense, net of interest capitalized	$14.9	$16.9
Adjustments to reconcile to cash paid for interest:
Net change in accruals	(0.3)	(0.4)
Equitized intercompany loan interest	(2.9)	(2.4)
Prepaid bond interest	(0.2)	(0.2)
Capitalized interest	3.5	1.3
Amortization of deferred finance charges	—	(0.1)
Net amortization of discounts and premiums	(6.1)	(5.7)
Cash paid for interest	$8.9	$9.4
Note 15 — Related-party Transactions
Cash Activity with Affiliates
Harrah’s New Orleans, Bally’s Las Vegas and The Quad transferred cash in excess of operating loan requirements and regulatory needs to CEOC on a daily basis. Cash transfers from CEOC to us are also made based upon our needs to fund daily operations, including accounts payable, payroll and capital expenditures. The net of these transfers is reflected in Net transfers to parent and affiliates in our Combined Condensed Statements of Cash Flows and Transactions with parent and affiliates, net in our Combined Condensed Statements of Stockholders' Equity. Subsequent to the purchase of these properties by CGPH, the transfers of cash in excess of operating loan requirements and regulatory needs to CEOC and cash transfers from CEOC to fund daily operations no longer occur.
As of March 31, 2014, the assets of Harrah’s New Orleans, Bally’s Las Vegas and The Quad were pledged as collateral for certain of CEOC’s outstanding debt securities.
Planet Hollywood reimburses CEOC monthly for various costs incurred by CEOC on Planet Hollywood's behalf, including accounts payable, payroll, and other services. As of March 31, 2014 and December 31, 2013, the net payable balance for these items reflected in Payables to related party, net in the accompanying Combined Condensed Balance Sheets was $1.8 million and $7.4 million, respectively.
Allocation of Centralized Services
During the periods presented, Harrah’s New Orleans, Bally’s Las Vegas, The Quad and Cromwell functioned as part of the larger group of companies controlled by CEOC. Through October 21, 2013, Planet Hollywood functioned as part of the larger group of companies controlled by CEOC. CEOC performed certain corporate overhead functions for these properties. These functions include, but are not limited to, payroll, accounting, risk management, tax, finance, recordkeeping, financial statement preparation and audit support, legal, treasury functions, regulatory compliance, insurance, information systems, office space and corporate and other centralized services. Costs associated with centralized services have been allocated based on a percentage of revenue, or on another basis (such as headcount), depending upon the nature of the general corporate expense being allocated.
Management believes such allocations are reasonable; however, they may not be indicative of the actual expense that would have been incurred had these properties been operating as a separate entity apart from CEOC. The Company believes that participating in these consolidated programs is beneficial in comparison to the cost and terms for similar programs that it could negotiate on a stand-alone basis. The cost allocated for these functions is included in the Property, general, administrative, and other line in the Combined Condensed Statement of Operations for the historical periods presented. For the quarters ended March 31, 2014 and 2013, we recorded allocated general corporate expenses and directly billed expenses totaling $10.9 million and $18.2 million, respectively.
As these properties did not operate as a combined, stand-alone entity in the past, these combined condensed financial statements may not be indicative of the Company's future performance and do not necessarily reflect what its combined results of operations, financial position and cash flows would have been had the Company operated as a separate entity apart from CEOC during the periods presented.

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Allocated General Corporate Expenses
Upon the completion of the transactions described in Item 1 — Business of the CAC Annual Report on Form 10-K for the year ended December 31, 2013, CGP LLC entered into a management services agreement with CEOC pursuant to which CEOC and its subsidiaries provide certain services to CGP LLC. The agreements, among other things:

•
provides that CEOC and its subsidiaries provide (a) certain corporate services and back office support, including payroll, accounting, risk management, tax, finance, recordkeeping, financial statement preparation and audit support, legal, treasury functions, regulatory compliance, insurance, information systems, office space and corporate and other centralized services and (b) certain advisory and business management services, including developing business strategies, executing financing transactions and structuring acquisitions and joint ventures;

•	allows the parties to modify the terms and conditions of CEOC’s performance of any of the services and to request additional services from time to time; and

•	provides for payment of a service fee to CEOC in exchange for the provision of services, plus a margin of 10%.
In addition, the shared service agreement pursuant to which CEOC provides similar services to Planet Hollywood, Harrah’s New Orleans, Bally’s Las Vegas, The Quad and Cromwell that were in place prior to the transactions continue to remain in force.
The Combined Condensed Statement of Operations reflects an allocation of both expenses incurred in connection with these shared services agreements and directly billed expenses incurred through Caesars Entertainment and CEOC. General corporate expenses have been allocated based on a percentage of revenue, or on another basis (such as headcount), depending upon the nature of the general corporate expense being allocated. For the quarter ended March 31, 2014, Planet Hollywood recorded allocated general corporate expenses (including at times a 10% surcharge) and directly billed expenses totaling $8.0 million. As of March 31, 2014 and December 31, 2013, the net payable balances for allocated and directly billed expenses is recorded in Payables to related party in the Combined Condensed Balance Sheets and was $2.5 million at each date.
The accompanying combined condensed financial statements also include allocations of certain Caesars Entertainment general corporate expenses in accordance with shared services agreements under which Caesars Entertainment and its subsidiaries provide services to Planet Hollywood. These allocations of general corporate expenses may not reflect the expense the Company would have incurred if it were a stand-alone company nor are they necessarily indicative of the Company's future costs. Management believes the assumptions and methodologies used in the allocation of general corporate expenses from Caesars Entertainment are reasonable. Given the nature of these costs, it is not practicable for the Company to estimate what these costs would have been on a stand-alone basis.
Planet Hollywood Management Fees
PHW Manager, LLC ("PHW Manager"), a wholly-owned subsidiary of CEOC, manages the operations of the Planet Hollywood. Fees paid to PHW Manager for such services include a base management fee calculated at 3% of adjusted gross operating revenue plus net casino wins, and an incentive fee calculated at 4.5% of EBITDA less the base management fee. For the quarters ended March 31, 2014 and 2013, the fees were $4.9 million and $4.5 million, respectively. These fees are included in Property, general, administrative and other expenses in the Combined Condensed Statements of Operations. As of March 31, 2014 and December 31, 2013, the payable balances related to these fees were recorded in Payables to related party in the Combined Condensed Balance Sheets and were $1.8 million and $1.6 million, respectively.
On October 21, 2013, CGP LLC purchased a 50% interest in the management fee revenues of PHW Manager for $70 million recognized as long-term prepaid assets included in Deferred charges and other in the Company's Combined Condensed Balance Sheets. The prepaid assets will be amortized over 35 years, which represents the term of the related management contract. During the quarter ended March 31, 2014, the Company recorded amortization in the amount of $0.5 million which is included in Property, general, administrative and other on the Company's Combined Condensed Statement of Operations. Additionally, during the quarter ended March 31, 2014, the Company received 50% of the Planet Hollywood management fee paid to CEOC in the amount of $2.5 million which is included in Property, general, administrative and other on the Company's Combined Condensed Statement of Operations.
Use of Bally's and Harrah's Trademarks
Bally's Las Vegas and Harrah’s New Orleans have historically used the Bally’s and Harrah’s trademarks, which are owned by CEOC. CEOC has not historically charged a royalty fee for the use of these trademarks, and it is not anticipated that such a fee will be charged subsequent to the closing of the transactions surrounding the Acquired Properties described in Note 1 — Background and Basis of Presentation. Accordingly, no such charges are recorded in the combined condensed financial

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statements. As discussed below, we entered into a management agreement with CEOC in connection with the Transaction, which among other services, includes the use of CEOC-owned trademarks.
Harrah's New Orleans and The Cromwell Promissory Notes - Related Party
In December 2002, Harrah's New Orleans entered into a $123.7 million unsecured promissory note, payable on demand to CEOC bearing interest at 8% with no scheduled repayment terms. There were no financial covenants required under the note. Any amount of principal and interest not paid when due would bear additional interest at 2%. Accrued interest was settled on a monthly basis with charges to transactions with parents and affiliates, net.
In November 2013, Cromwell entered into a $15.5 million unsecured promissory note, payable to Caesars Entertainment, bearing interest at 11%. Interest payments are made semi-annually in June and December. There were no financial covenants required under the note.
On March 31, 2014, all existing related party debt, including accrued interest, was settled with CEOC. The settlement was accounted for as a net equity contribution from CEOC in the amount of $139.9 million.
Planet Hollywood Self-Insurance
Planet Hollywood was self-insured up to certain limits for costs associated with general liability, workers’ compensation and employee health coverage through June 2013. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. In estimating these reserves, historical loss experience and judgments about the expected levels of costs per claim are considered. These claims are accounted for based on actuarial estimates of the undiscounted claims, including those claims incurred but not reported. Planet Hollywood believes the use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these highly judgmental accruals. CGP LLC regularly monitors the potential for changes in estimates, evaluates its insurance accruals and adjusts its recorded provisions. Starting in July 2013, third-party insurance coverage was obtained on a prospective basis. As of March 31, 2014 and December 31, 2013, $2.8 million and $3.4 million, respectively, has been accrued to cover insurance claims and is included in Accrued expenses in the accompanying Combined Condensed Balance Sheet.
Employee Benefit Plans
Caesars Entertainment maintains a defined contribution savings and retirement plan in which employees of the Company may participate. The plan, among other things, provides for pretax and after-tax contributions by employees. Under the plan, participating employees may elect to contribute up to 50% of their eligible earnings, provided that participants who are designated as highly compensated will have their contributions limited to ensure the plan does not discriminate in their favor. The Company’s reimbursement for Caesars Entertainment’s contribution expense was $1.0 million and $0.8 million for the quarters ended March 31, 2014 and 2013, respectively.
Caesars Entertainment also maintains deferred compensation plans, stock-option plans and an executive supplemental savings plan under which certain employees of the Company may defer a portion of their compensation. The expenses charged by Caesars Entertainment to the Company for employees’ participation in these programs are included in the Allocation of centralized services charge and Allocated general corporate expenses discussed above.
Multiemployer Benefit Plans
Certain employees of Caesars Entertainment are covered by union sponsored, collectively bargained, health and welfare multiemployer benefit plans. The Company’s reimbursement for Caesars Entertainment’s contributions and charges for these plans was $2.8 million and $2.3 million for the quarters ended March 31, 2014 and 2013, respectively. These expenses are included in Property, general, administrative and other in the Combined Condensed Statements of Operations.
Lease Agreements
On April 25, 2011, The Quad entered into an agreement pursuant to which it will lease from Caesars Linq LLC (the "LINQ"), an indirect wholly owned subsidiary of Caesars Entertainment, a land parcel under an operating lease with an expiration date of April 25, 2026. The land parcel is utilized by The Quad for gaming and other space. Pursuant to the terms of the agreement, The Quad is required to pay the LINQ rent equal to approximately $1.3 million per month beginning on January 1, 2014.
Bally’s Las Vegas leases land to JGB Vegas Retail Lessee, LLC ("JGB Lessee") under a ground lease that commences on the sooner of the Opening Date as defined in the Ground Lease as amended or February 28, 2015 and includes annual and monthly base rents with annual escalations as well as an annual percentage of revenue payable should JGB Lessee revenues exceed a Breakpoint as defined in the lease. GB Investor, LLC, a wholly-owned subsidiary of Caesars, has an approximate 10%

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ownership interest in JGB Lessee. Monthly revenues from the ground lease are currently $0.4 million and are included in Other revenue in the Combined Condensed Statements of Operations.
Services Co.
See Services Co. Agreements in Note 16 — Subsequent Events for additional information on related party transactions related to Services Co.
Note 16 — Subsequent Events
Asset Purchase Transaction Agreement
On March 1, 2014, CAC entered into a Transaction Agreement (the "Agreement") by and among, Caesars Entertainment, CEOC, Caesars License Company, LLC ("CLC"), Harrah’s New Orleans Management Company ("HNOMC"), Corner Investment Company, LLC ("CIC"), 3535 LV Corp. ("3535 LV"), Parball Corporation ("Parball"), JCC Holding Company II, LLC ("JCC Holding"), CAC and CGP LLC. The Agreement was fully negotiated by and between a Special Committee of CEC’s Board of Directors (the "CEC Special Committee") and a Special Committee of CAC’s Board of Directors (the "CAC Special Committee"), each comprised solely of independent directors, and was recommended by both committees and approved by the Boards of Directors of CEC and CAC. The CEC Special Committee, the CAC Special Committee and the Boards of Directors of CEC and CAC each received fairness opinions from firms with experience in valuation matters, which stated that, based upon and subject to (and in reliance on) the assumptions made, matters considered and limits of such review, in each case as set forth in the opinions, the Purchase Price (as defined below) was fair from a financial point of view to CEC and CGP LLC, respectively.
Pursuant to the terms of the Agreement, CGP LLC (or one or more of its designated direct or indirect subsidiaries) agreed to acquire from CEOC or one or more of its affiliates, (i) Cromwell (f/k/a Bill’s Gamblin’ Hall & Saloon), The Quad, Bally’s Las Vegas and Harrah’s New Orleans (each a "Property" and collectively, the "Properties"), (ii) 50% of the ongoing management fees and any termination fees payable under the Property Management Agreements to be entered between a property manager and the owners of each of the Properties (the "Property Management Agreements"), and (iii) certain intellectual property that is specific to each of the Properties (together with the transactions described in (i) and (ii) above, the "Asset Purchase Transaction") for an aggregate purchase price of $2.0 billion (the "Purchase Price"), less outstanding debt to be assumed in the Asset Purchase Transaction, and also subject to various pre-closing and post-closing adjustments in accordance with the terms of the Agreement.
On May 5, 2014, CAC and CGP LLC entered into that certain First Amendment to Transaction Agreement (the "Amendment") by and among Caesars Entertainment Corporation, CEOC, CLC, HNOMC, CIC, 3535 LV, Parball and JCC Holding pursuant to which the parties to such agreement amended the Agreement (the Agreement, as so amended by the Amendment, the "Amended Agreement"). Pursuant to the Amended Agreement, CGPH acquired Cromwell, The Quad, and Bally's Las Vegas.
The foregoing description of the Agreement and the Amendment is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement and the Amendment which were filed with the Securities and Exchange Commission ("SEC") on March 3, 2014 as an Exhibit to CAC's Form 8-K and May 6, 2014 as an Exhibit to CAC's Form 8-K, respectively.
Caesars Growth Properties Holdings Term Facility
The purchase price of CGPH’s acquisition of Cromwell, The Quad, Bally’s Las Vegas, 50% of the ongoing management fees and any termination fees payable for each of these properties, and certain intellectual property that is specific to each of these properties (collectively referred to as the "First Closing") was funded by CGP LLC with cash on hand and the proceeds of $700.0 million of term loans (the "First Closing Term Loan"). CGPH closed on the First Closing Term Loan on May 5, 2014. The First Closing Term Loan matures on May 5, 2015; provided that CGPH has the option to extend, for a fee equal to 1.00% of the aggregate principal amount of the First Closing Term Loan outstanding on the initial maturity date, for one additional year. This loan was repaid in full on May 20, 2014, in connection with the Second Closing as defined below (further described in the Escrow Release section below).
Caesars Growth Properties Holdings Notes
CGPH and Caesars Growth Properties Finance, Inc. (together, the "Issuers"), issued $675.0 million aggregate principal amount of their 9.375% second-priority senior secured notes due 2022 (the "2022 Notes") pursuant to an indenture dated as of April 17, 2014, among the Issuers and U.S. Bank National Association, as trustee (the "Indenture"). The Issuers deposited the gross proceeds of the offering of the 2022 Notes, together with additional amounts necessary to redeem the 2022 Notes, if

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applicable, into a segregated escrow account until the date that certain escrow conditions were satisfied (the "Escrow Release Date").
Caesars Growth Properties Holdings Term Loan
On May 8, 2014, the Borrower closed on $1.175 billion of term loans (the "Term Loans") pursuant to a First Lien Credit Agreement among Caesars Growth Properties Parent, LLC ("Parent"), the Borrower, the lenders party thereto, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (the "Administrative Agent"), and Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., UBS Securities LLC, J.P Morgan Securities LLC, Morgan Stanley & Co. LLC, Macquarie Capital (USA) Inc. and Nomura Securities International, Inc., as Co-Lead Arrangers and Bookrunners (the "Credit Agreement"). The Credit Agreement also provides for a $150.0 million revolving credit agreement (the "Revolving Credit Facility"), which was undrawn at the closing of the Term Loans. The Borrower is a subsidiary of CGP LLC, which is a joint venture between Caesars Acquisition Company and Caesars Entertainment Corporation.
Pursuant to an escrow agreement, dated as of May 8, 2014, among U.S. Bank National Association, as escrow agent and securities intermediary, the Administrative Agent and the Borrower, the Borrower deposited the gross proceeds of the Term Loans, together with additional amounts necessary to repay the Term Loans, if applicable, into a segregated escrow account until the date that certain escrow conditions were satisfied.
Full details of this transaction, including additional information on the terms of the Term Loans and Revolving Credit Facility, and the conditions upon which the funds can be released from escrow, can be obtained from CAC's Form 8-K filed with the SEC on May 9, 2014.
Purchase of Harrah’s New Orleans and Property Management Agreement
On May 20, 2014, CGPH acquired from CEOC (or one or more of its affiliates) (i) Harrah’s New Orleans (the "Louisiana Property"), (ii) 50% of the ongoing management fees and any termination fees payable under the Louisiana Property Management Agreement (as defined below); and (iii) certain intellectual property that is specific to the Louisiana Property (together with the transactions described in (i) and (ii) above, the "Second Closing").
On May 20, 2014, in connection with the Second Closing, Jazz Casino Co, LLC (the "Property Licensee") (an indirect subsidiary of CGP LLC following the Second Closing) entered into a Property Management Agreement (the "Louisiana Property Management Agreement") with a property manager (the "Louisiana Property Manager"), that is a subsidiary of CEOC. Pursuant to the Louisiana Property Management Agreement, among other things, the Louisiana Property Manager will provide management services to the Louisiana Property and CLC will license enterprise-wide intellectual property used in the operation of the Louisiana Property.
Escrow Release
In connection with the Second Closing, CGPH repaid in full the $700 million First Closing Term Loan and the $476.9 million senior secured term loan of PHWLV, LLC, a subsidiary of CGP LLC. The purchase price of the Second Closing, the repayment of the debt noted in the prior sentence and the related repayments were funded by the Borrower with the proceeds of the 2022 Notes of the Issuers, which proceeds were held in a separate, segregated escrow account until the closing and Term Loans of the Borrower, which proceeds were held in a separate, segregated escrow account until the closing, and cash contributed by CGP LLC. In connection with the closing, CGP LLC contributed PHWLV, LLC and its assets, including the Planet Hollywood Resort & Casino, to the Borrower. Upon the release of such proceeds from escrow, certain applicable terms of the related indenture and credit agreement (including the applicable subsidiary guarantees), as described in CAC's Current Reports on Form 8-K filed on April 17, 2014 and May 9, 2014, respectively, became operative.
As previously disclosed, the Issuers were, prior to the release of such proceeds from escrow, not in compliance with the covenant in the indenture governing the 2022 Notes stating that they will not own, hold or otherwise have any interest in any assets other than the escrow account and cash or cash equivalents prior to the expiration of the Escrow Period (as defined in the indenture governing the 2022 Notes). Upon the release of the proceeds of the 2022 Notes from escrow, the Issuers cured such default.
Intercreditor Agreement and Collateral Agreements
On May 20, 2014, in connection with the Second Closing, U.S. Bank National Association, as trustee under the 2022 Notes (in such capacity, the "Trustee"), entered into a second lien intercreditor agreement (the "Second Lien Intercreditor Agreement") with Credit Suisse AG, Cayman Islands Branch, as collateral agent under the First Lien Collateral Agreement (as defined below) (in such capacity, the "First Lien Collateral Agent") that establishes the subordination of the liens securing the Notes to the liens securing first priority lien obligations, including the $1.325 billion senior secured credit facilities (the "Senior

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Secured Credit Facilities"), which consist of the Term Loans and the Revolving Credit Facility, and certain other matters relating to the administration of security interests.
On May 20, 2014, the Borrower, the subsidiary guarantors and the First Lien Collateral Agent also entered into the collateral agreement (first lien) (the "First Lien Collateral Agreement") and other security documents defining the terms of the security interests that secure the Senior Secured Credit Facilities, the related guarantees and Other First Priority Lien Obligations (as defined therein). These security interests will secure the payment and performance when due of all of the obligations of the Borrower and the subsidiary guarantors under the Senior Secured Credit Facilities, the related guarantees and the security documents.
Additionally, the Issuers, the subsidiary guarantors and the Trustee also entered into the collateral agreement (second lien) (the "Second Lien Collateral Agreement") and other security documents defining the terms of the security interests that secure the Notes, the related guarantees and Other Second Lien Obligations (as defined therein). These security interests will secure the payment and performance when due of all of the obligations of the Issuers and the subsidiary guarantors under the Notes, the related guarantees, the indenture governing the Notes and the security documents.
Subject to the terms of the security documents described above, including the First Lien Collateral Agreement and the Second Lien Collateral Agreement, the Borrower (or Issuers, as applicable) and the subsidiary guarantors have the right to remain in possession and retain exclusive control of the collateral securing the Notes and the Senior Secured Credit Facilities (other than any cash, securities, obligations and cash equivalents constituting part of the collateral and deposited with the First Lien Collateral Agent in accordance with the provisions of the security documents and other than as set forth in such security documents), to freely operate the collateral and to collect, invest and dispose of any income therefrom.
Services Co. Agreements
In connection with the Second Closing, on May 20, 2014, CGPH announced the definitive terms of its previously announced services joint venture, Caesars Enterprise Services, LLC ("Services Co."), with CEOC and CERP and together with CEOC and CGPH, the "Members" and each a "Member"). Services Co. will manage the Enterprise Assets (as defined below) and the other assets it owns, licenses or controls and will employ the corresponding employees and other employees who provide services to its Members, their affiliates and their respective properties and systems to achieve preservation of brand value, maximize economies of scale and provide services to such properties under each property’s corresponding property management agreement. CEOC has entered into the Omnibus Agreement (as defined below) granting licenses to the Enterprise Assets (as defined below) in connection with the formation of Services Co. and initial contributions by the other Members include cash contributions by CERP and CGPH of $42.5 million and $22.5 million, respectively. Ownership percentages in Services Co. for CEOC, CERP and CGPH are 69.0%, 20.2% and 10.8%, respectively. Units of Services Co. are not transferable by the Members except to certain affiliates that wholly-own, or are wholly-owned by, such Member. The management, operation and power of Services Co. will be vested exclusively in a steering committee comprised of one representative of each Member (the "Steering Committee"). Each Steering Committee member is entitled to one vote on any matter for which the vote of the Members of the Steering Committee is sought or obtained. Decisions of the Steering Committee will be taken by majority consent of its members, subject to certain consent rights and unanimity requirements (including, without limitation, in connection with any merger, dissolution, issuance of equity or affiliate transaction involving Services Co.). CEOC will transition certain identified CEOC executives and employees to Services Co. and the services of such employees will be made available as part of Services Co.’s provision of services to the Members and certain of their affiliates that own properties that require Services Co. services (the Members and such affiliates, "Recipients") (the "Enterprise Services") under the Omnibus License and Enterprise Services Agreement, dated as of May 20, 2014, by and among Services Co., CEOC, CERP, and CGPH (the "Omnibus Agreement") or other related agreements. Transition of the CEOC executives and employees and implementation of Services Co. is subject to required regulatory approvals.
Under the Omnibus Agreement, CEOC, CLC, Caesars World, Inc. ("CWI") and subsidiaries of CEOC that are the owners of the CEOC properties grant Services Co. a non-exclusive, irrevocable, world-wide, royalty-free license in and to all intellectual property owned or used by such licensors, including all intellectual property (a) currently used, or contemplated to be used, in connection with the properties owned by CEOC, CERP, CGPH and their respective affiliates, including any and all intellectual property related to Caesars Entertainment's Total Rewards loyalty program and (b) necessary for the provision of services contemplated by the Omnibus Agreement and by the applicable management agreement for any such property (collectively, the "Enterprise Assets"). CEOC, CLC and CWI also grant Services Co. licenses to certain other intellectual property, including intellectual property that is specific to properties controlled by CEOC or its subsidiaries. The owners of the properties controlled by CGPH and CERP grant to Services Co. licenses to any intellectual property owned by such licensors that is specific to any CGPH or CERP-owned or controlled property.
Services Co. in turn grants to the properties owned or controlled by CEOC, CGPH, CERP and other Recipients licenses to the Enterprise Assets, and with respect to the Harrah’s New Orleans and Bally’s Las Vegas managed facilities, an

CAESARS GROWTH PROPERTIES HOLDINGS. LLC
NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

exclusive (subject to geographic restrictions) license in and to the "Harrah’s" and "Bally’s" names. Services Co. also grants to CEOC, CLC, CWI and the properties owned or controlled by CEOC, CGPH and CERP, licenses to any intellectual property that Services Co. develops or acquires that is not derivative of the intellectual property licensed to it.
All licenses contemplated under the Omnibus Agreement are subject to customary quality control provisions and are subject to existing licenses. The parties to the Omnibus Agreement acknowledge, for the avoidance of doubt, that none of the licenses set forth above in any way limits (a) each licensor’s right, title and interest in and to its respective owned intellectual property, including CEOC’s ownership of all intellectual property related to the Caesars Entertainment's Total Rewards loyalty program, and (b) except with respect to the exclusive licenses to the owners of the Harrah’s New Orleans and Bally’s Las Vegas managed facilities, each licensor’s use of its respective licensed intellectual property. In addition, in the event that any licensee enhances, improves or modifies any intellectual property licensed to such licensee under the Omnibus Agreement, all right, title and interest in and to such enhanced, improved or modified intellectual property shall be assigned back to the applicable licensor. Upon the termination or expiration of any license granted pursuant to the Omnibus Agreement that is subject to termination or expiration, the applicable licensee shall have a one-year transition period to discontinue all use of the intellectual property licensed to such licensee.
Services Co. will use cash contributions for capital expenditures relating to the maintenance, operation and upkeep of the Enterprise Assets, the acquisition of any additional assets or services in connection with the provision of the implementation of the Omnibus Agreement and provision of the Enterprise Services, and each Member and CEC will reimburse Services Co. for its share of any allocated expenses attributable to such Member consistent with existing arrangements. Property-level expenses initially allocable to specific properties will continue to be allocated to such properties. Corporate costs that have historically been initially unallocated will be allocated to CEOC, CERP and CGPH with respect to their respective properties serviced by Services Co, according to their allocation percentages (initially 70.0%, 24.6% and 5.4%, respectively), subject to adjustment in connection with an annual review of the then-applicable allocation percentages and certain other conditions. Baseline capital expenditures per year will initially be up to $100,000,000, to be allocated to each Member with respect to their respective properties serviced by Services Co, according to the expense allocation percentages mentioned above for unallocated corporate expenses, subject to annual review. Operating expenses will be allocated to each Member with respect to their respective properties serviced by Services Co, in accordance with historical allocation methodologies, subject to annual revisions and certain prefunding requirements. Following the receipt of any management fees by Services Co. in connection with the provision of services under any applicable property management agreement that would otherwise be payable to a property manager, Services Co. will distribute 100% of such management fees to CEOC or the applicable property manager. CEOC will have a consent right over Services Co.’s or any Member’s acquisition of any new property or development of a new property that would involve the use of an Enterprise Asset.
Upon any sale, lease or other monetization of the customer lists and/or associated data contained within Caesars Entertainment's Total Rewards loyalty program outside of the ordinary course of business or a liquidation or dissolution of Services Co. (a "Liquidation"), all remaining working capital, if any, up to the amount of their respective initial contributions will be returned to each of CERP and CGPH as a dollar-for-dollar priority distribution (without preferred return) before any distributions to all Members based on their ownership interests, and any remaining amount pro rata among its Members in accordance with their ownership percentage. Furthermore, upon a Liquidation by mutual written agreement of all Members, the Omnibus Agreement will terminate and the underlying licensors and ultimate licensees will enter into new direct licenses that provide essentially the same rights as existed pursuant to the Omnibus Agreement immediately prior to such Liquidation. To the extent Services Co. owns any Services Co. intellectual property upon such Liquidation, the Members will mutually agree upon the ownership of such intellectual property.
The foregoing descriptions of the Purchase of Harrah’s New Orleans and Property Management Agreement, Escrow Release, Intercreditor Agreement and Collateral Agreements and Services Co. Agreements are only summaries and do not purport to be complete. Full details can be obtained from CAC's Form 8-K filed with the SEC on May 21, 2014.
Letter from Holders of CEOC First Lien Debt
On April 3, 2014, a letter was sent to the boards of directors of Caesars Entertainment and CEOC (the "First Lien Holders' Letter") by a law firm claiming to act on behalf of unnamed parties who assert that they are lenders under CEOC’s credit agreement and/or holders of CEOC’s first-priority senior secured notes (collectively, the "First Lien Group"), alleging, among other things, that Caesars Entertainment and CEOC improperly transferred or sought to transfer assets of Caesars Entertainment and CEOC to affiliated entities in connection with: (a) the transaction agreement dated October 21, 2013 by and among Caesars Entertainment, certain subsidiaries of Caesars Entertainment and CEOC, CAC and CGP LLC, which, among other things, provides for the contributions by Caesars Entertainment and its subsidiaries to CGP LLC of Caesars Interactive Entertainment, Inc. and $1.1 billion face amount of CEOC’s unsecured notes in exchange for non-voting interests of CGP LLC, and the asset transfers from subsidiaries of CEOC to CGP LLC of the Planet Hollywood Resort & Casino and interests in

CAESARS GROWTH PROPERTIES HOLDINGS. LLC
NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)
(UNAUDITED)

Horseshoe Baltimore that was consummated in 2013; (b) the transfer by CEOC to CERP of Octavius Tower and Project Linq that was consummated in 2013; (c) Purchased Properties Transaction consummated in 2014; and (d) the transfer of Harrah's New Orleans and formation of Services Co. among CEOC, CERP and the Company to provide certain centralized services, including but not limited to common management of enterprise-wide intellectual property (the "Contested Transactions"). The First Lien Holders' Letter asserts that the consideration received by Caesars Entertainment and CEOC in the Contested Transactions is inadequate, that Caesars Entertainment and CEOC were insolvent when the transactions were approved, that the Contested Transactions represented breaches of alleged fiduciary duties, that certain disclosures concerning the Contested Transactions were inadequate, and concerns about governance of CEOC. The First Lien Holders' Letter claims that the First Lien Group consists of holders of a total of more than $1.85 billion of CEOC’s first lien debt and that holders of an additional $880.0 million of CEOC’s first lien debt endorse and support the First Lien Holders' Letter but are not part of the group. The First Lien Holders' Letter demands, among other things, rescission or termination of the Contested Transactions and requests a meeting with representatives of Caesars Entertainment and other parties to discuss these matters.
Caesars Entertainment and CEOC strongly believe there is no merit to the First Lien Holders' Letter’s allegations and will defend themselves vigorously and seek appropriate relief should any action be brought. If a court were to order rescission or termination of the Contested Transactions, CGP LLC and its subsidiaries may have to return the assets transferred to CGP LLC in the Contested Transactions or their value to Caesars Entertainment or CEOC, be forced to pay additional amounts therefor, or to take other actions ordered by the court. In addition, if a court were to find that the transfer of Harrah's New Orleans was improper, that could trigger a default under the debt that CGP LLC is raising to finance such transfers and a court could fashion a number of remedies, including declaring that the liens on the returned assets securing such financing are not valid or enforceable, or that they may be equitably subordinated or otherwise impaired. Furthermore, a court could enjoin the consummation or order rescission of the Services Co. transaction. These consequences could have a material adverse effect on CGP LLC’s business, financial condition, results of operations and prospects. See Item 1A. Risk Factors — Risks Related to Caesars Growth Partners, LLC's Business — We are or may become involved in legal proceedings that, if adversely adjudicated or settled, could impact our financial condition, included in CACs Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion should be read in conjunction with, and is qualified in its entirety by, the audited financial statements of Planet Hollywood Resort & Casino as of and for the years ended December 31, 2013 and 2012; the audited combined financial statements of Harrah's New Orleans, The Quad, Bally's Las Vegas and Cromwell, as defined below, as of and for the years ended December 31, 2013 and 2012; and the other financial information included elsewhere in this report.
In this discussion and analysis, for the period preceding the consummation of the First Closing and Second Closing, as applicable and as described in Note 16 — Subsequent Events, the words "Company," "we," "us" and "our" refer to Acquired Properties, as described in Note 1 — Background and Basis of Presentation, as if those businesses were combined into one reporting entity for the periods presented, and have been derived from the historical accounting records of Caesars Growth Partners, LLC and Caesars Entertainment Corporation.
Organization and Transaction
JCC Holding Company II, LLC and its subsidiaries (collectively known as "Harrah's New Orleans"), 3535 LV Corporation ("The Quad"), Parball Corporation and its subsidiaries (collectively known as "Bally's Las Vegas") and Corner Investment Company, LLC and its subsidiaries, (collectively known as "Cromwell") were direct wholly-owned subsidiaries of Caesars Entertainment Operating Company, Inc. ("CEOC"), which is a direct wholly-owned subsidiary of Caesars Entertainment Corporation ("CEC" or "Caesars Entertainment"). On May 5, 2014, Caesars Growth Properties Holdings, LLC, a subsidiary of CGP LLC (the "Borrower" or "CGPH") acquired (i) Cromwell, The Quad, and Bally’s Las Vegas, (ii) 50% of the ongoing management fees and any termination fees payable under the Property Management Agreements to be entered between a property manager and the owners of each of these properties, and (iii) certain intellectual property that is specific to each of these properties. On May 20, 2014, CGPH acquired (i) Harrah’s New Orleans, (ii) 50% of the ongoing management fees and any termination fees payable under the Louisiana Property Management Agreement, and (iii) certain intellectual property that is specific to the Louisiana Property. These transactions are defined and more fully discussed in Note 16 — Subsequent Events.
On February 19, 2010, CEOC acquired 100% of the equity interests of PHW Las Vegas, LLC ("PHW Las Vegas"), which owned the Planet Hollywood Resort and Casino ("Planet Hollywood"). In connection with this transaction, PHW Las Vegas assumed a $554.3 million, face value, senior secured loan, and a subsidiary of CEOC canceled certain debt issued by PHW Las Vegas’ predecessor entities. The outstanding amount was secured by the assets of PHW Las Vegas, and was non-recourse to other subsidiaries of CEC. Caesars Acquisition Company ("CAC"), a Delaware corporation, was formed on February 25, 2013 to make an equity investment in Caesars Growth Partners, LLC ("CGP LLC"), a joint venture between CAC and subsidiaries of CEC. On October 21, 2013, in connection with the execution of a series of transactions, CGP LLC purchased from CEOC: (a) the equity interests of PHWLV LLC ("PHWLV"), which holds Planet Hollywood and (b) a 50% interest in the management fee revenues of PHW Manager, LLC, which manages Planet Hollywood. On May 5, 2014, CGP LLC contributed the equity interests of PHWLV, which holds Planet Hollywood and the 50% interest in the management fee revenues of PHW Manager, LLC to Caesars Growth Properties Holdings, LLC.
    The acquisitions of Harrah's New Orleans, The Quad, Bally's Las Vegas and Cromwell and the contribution of Planet Hollywood to CGPH are herein referred to as the "Acquired Properties." Harrah's New Orleans owns and operates an entertainment facility located in downtown New Orleans, Louisiana, composed of one casino, a hotel, multiple restaurants, and retail outlets. Planet Hollywood, The Quad, Bally's Las Vegas and Cromwell each own and operate casino and hotel entertainment facilities located on Las Vegas Boulevard, in Las Vegas, Nevada. Cromwell, which had previously operated as Bill’s Gamblin’ Hall and Saloon, is Las Vegas' newest boutique hotel located at the heart of the Strip. Cromwell’s gaming floor opened on April 21, 2014 and its 188 hotel rooms became available to guests starting on May 21, 2014.

Combined Operating Results

	Quarter Ended March 31,			Percent
(Dollars in millions)	2014	2013	Change	Variance
Casino revenues	$178.2	$176.1	$2.1	1.2%
Net revenues	292.0	268.5	23.5	8.8%
Income from operations	46.8	41.4	5.4	13.0%
Net income	23.8	15.6	8.2	52.6%
Operating margin (1)	16.0%	15.4%	N/A	0.6 pts
Property EBITDA (2)	$74.8	$65.9	$8.9	13.5%
Adjusted EBITDA (2)	74.9	66.1	8.8	13.3%
____________________

(1)	Operating margin is calculated as income from operations divided by net revenues.

(2)
See the Reconciliation of Non-GAAP Financial Measures discussion later in this Management’s Discussion and Analysis of Financial Condition and Results of Operations for a reconciliation of Net income to Property Earnings before Interest Income/Expense, Income Taxes, Depreciation and Amortization ("EBITDA") and Adjusted EBITDA.

Performance of the Acquired Properties is measured in part through tracking of trips by rated customers, which means a customer whose gaming activity is tracked through Caesars Entertainment’s Total Rewards system, referred to as "trips," and spend per rated customer trip, referred to as "spend per trip." A trip is created by a card holder in Caesars Entertainment's Total Rewards loyalty program engaging in one or more of the following activities while at the property: (1) hotel stay, (2) gaming activity or (3) a comp redemption, which means the receipt of a complimentary item given out by the casino. Lodgers are guests registered with Caesars Entertainment's Total Rewards loyalty program who stay at the property and Non-lodgers are guests registered with Caesars Entertainment's Total Rewards loyalty program not staying at the property. Customer spend means the cumulative rated theoretical spend (which is the amount of money expected to be retained by the casino based upon the mathematics underlying the particular game as a fraction of the amount of money wagered by the customer) across all game types for a specific customer. The average combined gross hold is the percentage of the amount wagered across all game types (including table games and slot machines) that the casino retained.
     The Acquired Properties net revenues for the quarter ended March 31, 2014 increased by $23.5 million compared with the same period in 2013. The majority of the increase was driven by revenue related to the enhanced entertainment options at The AXIS Powered by Monster at Planet Hollywood Resort & Casino in 2014 and the introduction of resort fees at the Las Vegas properties. Additionally, excluding Cromwell, during the first quarter of 2014, total trips increased by approximately 8% from the first quarter of 2013, driven by an 11% increase in trips by non-lodgers that was partially offset by a decrease in trips by lodgers. Total rated spend per trip decreased by 4% in the first quarter of 2014 when compared with the first quarter of 2013. This was driven by a 4% decrease in spend per trip from non-lodgers, which resulted from the increase in non-lodger trips out-pacing a 7% increase in non-lodger spend. Excluding Cromwell, which was not open to guests in the first quarter of 2014, gross casino hold at the Acquired Properties of 11.5% in the first quarter of 2014 was flat when compared to the first quarter of 2013.
Excluding Cromwell, cash average daily room rates for the Acquired Properties for the three months ended March 31, 2014 increased to $106, or approximately 34.2%, when compared to $79 for the same period in 2013. The increase primarily resulted from the introduction of resort fees at the Las Vegas properties and the renovation of the 756-room Jubilee Tower at Bally’s Las Vegas, but was partially offset by 2014 declines at Harrah’s New Orleans from heightened occupancy and increased revenues attributable to New Orleans hosting the Super Bowl in the first quarter of 2013.
Excluding Cromwell, average daily occupancy was 90.1% in the first quarter of 2014 and 91.9% in the first quarter of 2013, due to declines at The Quad driven by construction disruption. Revenue per available room ("RevPar") for the Acquired Properties for the three months ended March 31, 2014 and 2013 was $98 and $79, respectively.
Income from operations increased by $5.4 million and Net income increased by $8.2 million in the first quarter of 2014 when compared with the first quarter of 2013 due to the introduction of resort fees at the Las Vegas properties and an uplift in gaming driven by the renovation of The Quad's casino floor.
Other Factors Affecting Net Income

	Quarter Ended March 31,			Percent
(Dollars in millions)	2014	2013	Change	Variance
Interest expense, net of interest capitalized	$(14.9)	$(16.9)	$2.0	11.8%
Loss on early extinguishments of debt	(0.6)	—	(0.6)	N/A
Provision for income taxes	(7.5)	(9.1)	1.6	17.6%

Interest Expense, Net of Interest Capitalized
Interest expense, net of interest capitalized decreased by $2.0 million for the quarter ended March 31, 2014 compared with the quarter ended March 31, 2013 due primarily to increased capitalized interest expense at Cromwell. Capitalized interest for the quarters ended March 31, 2014 and 2013 was $3.5 million and $1.3 million, respectively.
Loss on Early Extinguishments of Debt
The Planet Hollywood secured loan contains excess cash flow provisions which require mandatory prepayment of debt when certain conditions are met. The mandatory prepayments made in the first quarter of 2014 resulted in the recognition of a loss on early extinguishment of debt of $0.6 million.
Provision for Income Taxes
For the first quarters of 2014 and 2013, we recorded a tax provision of $7.5 million and $9.1 million, respectively, on pretax income of $31.3 million and $24.7 million, respectively. This resulted in effective tax rates of 24.0% and 36.8% for the quarters ended March 31, 2014 and 2013, respectively. The year-over-year decrease in the effective tax rate was primarily due to the earnings from Planet Hollywood which were not taxable in 2014 as these earnings were part of CGP LLC, a flow through entity for tax purposes.
    Refer to Note 11 — Income Taxes in our combined financial statements included in this report for additional information.
Liquidity and Capital Resources
Capital Spending and Development
We incur capital expenditures in the normal course of business, and we perform ongoing refurbishment and maintenance at our existing casino entertainment facilities to maintain our quality standards. We may pursue development and acquisition opportunities for additional casino entertainment and other hospitality facilities that meet our strategic and return on investment criteria. Cash used for capital expenditures in the normal course of business is typically made available from cash flows generated by our operating activities while cash used for development projects is typically funded from established debt programs, specific project financing, and additional debt offerings.
Future development projects could require, individually and in the aggregate, significant capital commitments and, if completed, may result in significant additional revenues. The commitment of capital, the timing of completion, and the commencement of operations of development projects would be contingent upon, among other things, negotiation of final agreements and receipt of approvals from the appropriate political and regulatory bodies. In addition, we must also comply with covenants and restrictions set forth in the Cromwell Credit Facility, further described in Capital Resources below.
Our cash used for capital spending for the quarter ended March 31, 2014 totaled $66.7 million. Estimated total capital expenditures for all of 2014, excluding incremental expenditures contemplated in connection with the transactions surrounding the Acquired Properties described in Note 1 — Background and Basis of Presentation, are expected to be between approximately $220.0 million and $230.0 million.
Liquidity
Our cash and cash equivalents, excluding restricted cash, totaled $152.3 million as of March 31, 2014, compared to $168.1 million as of December 31, 2013. Restricted cash totaled $110.1 million as of March 31, 2014. Our restricted cash consists of cash reserved under our loan agreements for development projects and interest service.
Our operating cash inflows are typically used for operating expenses, working capital needs, and capital expenditures in the normal course of business.
As of March 31, 2014, we had $696.6 million face value of indebtedness outstanding, including capital lease indebtedness. Cash paid for interest for the quarter ended March 31, 2014 was $8.9 million. Payments of short-term debt obligations and other commitments are expected to be made from operating cash flows. Long-term obligations are expected to be paid through refinancing of debt, although our ability to accomplish this will depend upon numerous factors such as market conditions, our financial performance, and the limitations applicable to such transactions under our financing documents.
Our ability to fund our operations, pay our debt obligations, and fund planned capital expenditures depends, in part, upon economic and other factors that are beyond our control, and disruptions in capital markets and restrictive covenants related to our existing debt could impact our ability to fund our liquidity needs, pay our indebtedness and secure additional funds through financing activities. We believe that our cash and cash equivalents balance, our short- and long-term restricted cash balances, our cash flows from operations herein will be sufficient to meet our normal operating requirements during the next 12 months and to fund capital expenditures.

See Escrow Release in Note 16 — Subsequent Events for additional information regarding our liquidity relative to the Second Closing as defined therein.
Capital Resources
Cromwell Credit Facility
In November 2012, Cromwell entered into a $185.0 million, seven-year senior secured credit facility bearing interest at LIBOR plus 9.75% with a LIBOR floor of 1.25% (the "Cromwell Credit Facility") to fund the renovation of Cromwell into a boutique lifestyle hotel that includes a dayclub/nightclub. The renovation will include a complete remodeling of the guest rooms, casino floor, and common areas, the addition of a second floor restaurant, and the construction of an approximately 65,000 square foot rooftop pool and dayclub/nightclub. Cromwell owns the property and manages the casino, hotel, and food and beverage operations, and the dayclub/nightclub is leased to a third party. The proceeds of the Cromwell Credit Facility were funded during the fourth quarter of 2012 and are included as Restricted cash on our Combined Condensed Balance Sheets until drawn to pay for costs incurred in the renovation.
Planet Hollywood Loan Agreement
In connection with the acquisition of Planet Hollywood by Caesars Entertainment in 2010 and the assumption of debt, PHW Las Vegas, LLC entered into the Amended and Restated Loan Agreement (the "Planet Hollywood Loan Agreement") with Wells Fargo Bank, N.A., as trustee for The Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2007-TFL2. On October 26, 2011, Caesars Entertainment exercised its option to extend the Planet Hollywood senior secured loan to 2013. On December 5, 2013 the loan maturity was again extended to April 2015. No additional options exist to extend the maturity of the loan.
The book values of outstanding debt under the Planet Hollywood Loan Agreement were $459.4 million and $462.5 million at March 31, 2014 and December 31, 2013, respectively.
Planet Hollywood may, at its option, voluntarily prepay the loan in whole or in part upon twenty (20) days prior with written notice to Lender. In connection with the Second Closing as defined and further described in Note 16 — Subsequent Events, CGPH repaid in full the senior secured term loan of PHWLV, LLC.
Related-Party Relationships and Fees
We participate with CEOC and other Caesars Entertainment subsidiaries in marketing, purchasing, insurance, employee benefit and other programs that are defined, negotiated and managed by CEOC on a consolidated basis. We believe that participating in these consolidated programs is beneficial in comparison to the cost and terms for similar programs that it could negotiate on a stand-alone basis.
Employee Benefit Plans
Caesars Entertainment maintains a defined contribution savings and retirement plan in which employees of the Acquired Properties may participate. Under the plan, participating employees may elect to contribute up to 50% of their eligible earnings (subject to Internal Revenue Service rules and regulations) and are eligible to receive a company match of up to $600. Participating employees become vested in matching contributions on a pro-rata basis over five years of credited service. The Company's reimbursement for Caesars Entertainment's contribution expense for the quarters ended March 31, 2014 and 2013 was $1.0 million and $0.8 million, respectively.
Caesars Entertainment also maintains deferred compensation plans, stock-option plans, and an executive supplemental savings plan under which certain employees of the Company's management may defer a portion of their compensation. The expenses charged by Caesars Entertainment to the Company for employees' participation in these programs are included in Property, general, administrative and other in the Combined Condensed Statements of Operations.
Equity Incentive Awards
Caesars Entertainment maintains equity incentive awards plans in which employees of the Company may participate. Caesars Entertainment allocates an appropriate amount of cost for these awards to each subsidiary where employees participate. For the quarter ended March 31, 2014, we did not recognize any expense related to stock-based awards. For the quarter ended March 31, 2013, we recognized expense related to stock-based awards of $0.1 million.
Lease Agreements
On April 25, 2011, The Quad entered into an agreement pursuant to which it will lease from Caesars Linq LLC (the "LINQ"), an indirect wholly owned subsidiary of Caesars, a land parcel, under an operating lease with an expiration date of April 25, 2026. The land parcel will be utilized by The Quad for gaming and other space. Pursuant to the terms of the agreement, The Quad is required to pay the LINQ rent equal to approximately $1.3 million per month beginning on

January 1, 2014. The expense is included in Property, general, administrative and other in the Combined Condensed Statements of Operations.
Bally’s Las Vegas leases land to JGB Vegas Retail Lessee, LLC ("JGB Lessee") under a ground lease that commences on the sooner of the opening date of the Bazaar or February 28, 2015 and includes annual and monthly base rents with annual escalations as well as an annual percentage of revenue payable should JGB Lessee revenues exceed a Breakpoint as defined in the lease. GB Investor, LLC, a wholly-owned subsidiary of Caesars, has an approximate 10% ownership interest in JGB Lessee. Monthly revenues from the ground lease are currently $0.4 million and are included in Other revenue in the Combined Condensed Statements of Operations.
Notes to be issued pursuant to the Transaction
See Note 16 — Subsequent Events for discussion of the debt obtained in conjunction with the Transaction.
Recently Issued Accounting Pronouncement
In May 2014, the Financial Accounting Standards Board issued updated guidance related to revenue recognition which affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. The guidance requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for us starting on January 1, 2017. We are currently evaluating the impact this guidance will have on our combined financial position, results of operations and cash flows.
Other Obligations and Commitments
As of March 31, 2014, there have been no material changes to our contractual obligations, which are set forth in the table included in the audited financial statements of Planet Hollywood Resort & Casino as of and for the years ended December 31, 2013 and 2012 and the audited combined financial statements of Harrah's New Orleans, The Quad, Bally's Las Vegas and Cromwell as of and for the years ended December 31, 2013 and 2012 outside of the ordinary course of business and the finalization of our proforma estimates disclosed in Note 7 — Debt and Note 13 — Litigation, Contractual Commitments, Contingent Liabilities and Uncertainties to the Combined Condensed Financial Statements herein.
Off- Balance Sheet Arrangements
We did not have any off-balance sheet arrangements at March 31, 2014 or December 31, 2013.
Reconciliation of Non-GAAP Financial Measures
Property EBITDA
Property EBITDA is presented as a supplemental measure of the properties' performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income before (i) interest expense, net of interest capitalized and interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that we do not consider indicative of our ongoing operating performance at an operating property level. In evaluating Property EBITDA be aware that, in the future, we may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity (as determined in accordance with accounting principles generally accepted in the United States ("GAAP")). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
Adjusted EBITDA
Adjusted EBITDA is presented as a supplemental measure of the properties' performance and management believes that Adjusted EBITDA provides investors with additional information and allows a better understanding of operational activities separate from the financial impact of decisions made for the long-term benefit of the properties.

Because not all companies use identical calculations, the presentation of the properties' Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.
The following table reconciles Net income to Property EBITDA and Adjusted EBITDA:

	Quarter Ended March 31,
(In millions)	2014	2013
Net income	$23.8	$15.6
Provision for income taxes	7.5	9.1
Income before income taxes	31.3	24.7
Other income, net	—	(0.2)
Loss on early extinguishments of debt(a)	0.6	—
Interest expense, net of interest capitalized	14.9	16.9
Income from operations	46.8	41.4
Depreciation and amortization	22.1	20.7
Write-downs, reserves, and project opening costs, net of recoveries(b)	5.9	3.8
Property EBITDA	74.8	65.9
Other(c)	0.1	0.2
Adjusted EBITDA	$74.9	$66.1
____________________

(a)
Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.

(b)
Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects.

(c)	Amounts represent add-backs and deductions from EBITDA, such as non-cash stock-based compensation, severance and relocation costs.